Exhibit 99.3

Financial Statements
(Unaudited)

Hillandale Farms, Inc.

Table of Contents

Balance Sheet	1
Statements of Operations	3
Statement of Cash Flows	4
Notes to Financial Statements (Unaudited)	6

Balance Sheet
July 30, 2005
Hillandale Farms, Inc.

Assets

	July 30, 2005
Current assets	
Cash	$ 3,951,325
Trade accounts receivable	3,695,194
Trade accounts receivable - related parties	3,674,784
Inventory	10,677,713
Notes receivable - current portion	105,424
Prepaid expenses	560,754
Prepaid feed ingredient inventory	411,719
Total current assets	23,076,913
Property, plant and equipment, net	15,531,753
Other assets	
Loans receivable	11,546
Notes receivable	2,113,099
Investment in common stock	1,045,083
Capital credits	142,413
Patronage refund certificates	547,541
Deposits	34,942
Total other assets	3,894,624
Total assets	$ 42,503,290

See accompanying notes.

Balance Sheet
July 30, 2005
Hillandale Farms, Inc.
(Concluded)

Liabilities and Stockholders' Equity

	July 30, 2005
Current liabilities	
Accounts payable	$ 1,578,319
Accounts payable - related parties	2,120,655
Accrued expenses	652,640
Short-term notes payable	8,010,000
Long-term debt - current portion	2,566,776
Total current liabilities	14,928,390
Long-term liabilities	
Long-term debt	9,295,713
Total liabilities	24,224,103
Stockholders' equity	
Common stock	1,000
Additional paid-in-capital	455,495
Retained earnings	17,822,692
Total stockholders' equity	18,279,187
Total liabilities and stockholders' equity	$ 42,503,290

See accompanying notes.

Statements of Operations
For the Four Weeks and Fourteen Weeks Ended July 30, 2005 and October 2, 2004
Hillandale Farms, Inc.

July 30, 2005	October 2, 2004
Sales	$ 5,278,223	$ 21,347,766
Cost of goods sold	4,750,443	19,258,458
Gross profit	527,780	2,089,308
Operating expenses	1,995,368	6,346,572
Loss from operations	(1,467,588)	(4,257,264)
Other income (expenses)		
Gain disposition of fixed assets	9,826	--
Miscellaneous income	13,864	5,628
Interest income	7,657	83,540
Interest expense	(75,313)	(104,536)
Loss from equity investments	(51,085)	--
Total other income (expenses)	(95,051)	(15,368)
Net loss	$ (1,562,639)	$ (4,272,632)

See accompanying Notes.

Statement of Cash Flows
For the Four Weeks and Fourteen Weeks Ended
July 30, 2005 and October 2, 2004
Hillandale Farms, Inc.

The accompanying “Notes to Financial Statements”
form an integral part of these statements.

Statement of Cash flows
For the Four Weeks and Fourteen Weeks Ended
July 30, 2005 and October 2, 2004
Hillandale Farms, Inc.
(Concluded)

The accompanying “Notes to Financial Statements”
form an integral part of these statements.

Notes to Financial Statements (Unaudited)
As of and for the Four Weeks Ended July 30, 2005 and
for the Fourteen Weeks Ended October 2, 2004
Hillandale Farms, Inc.

Note 1 — Summary of Significant Accounting Policies

Business and credit risk concentrations

Hillandale Farms, Inc. (the Corporation), produces and sells chicken eggs to wholesale distributors and retail stores. The Corporation operates throughout Florida, southern Alabama, Georgia, Mississippi and Louisiana. The Corporation also acts as a distributor of meat, dairy, seafood and juices in south Florida.

Fiscal year

The Corporation’s fiscal year ends on the last Saturday nearest to June 30. This practice results in a 52-week or 53-week fiscal year.

Common ownership

The Corporation, Hillandale Farms of Fla., Inc. and Columbia Grain & Ingredients, Inc., are owned and operated by a common group of stockholders. The existence of such common control could result in operating results or financial position of the Corporation that differ from those that would have been obtained if the entities were autonomous.

Income taxes

The Corporation is an S corporation for income tax purposes. As a result, the stockholders will report their prorata shares of corporate income on their federal individual tax returns. The corporation files a composite income tax return and pays the income taxes on behalf of the stockholders for the income earned in the states of Alabama, Georgia, Mississippi and Louisiana. Accordingly, no provision is made for income taxes in the financial statements. However, the stockholders have elected to pay their State of Florida intangible taxes and State of Alabama franchise taxes through the Corporation. Intangible taxes and franchise taxes are calculated based on the estimated value of common stock and property and equipment at the end of the calendar year.

Note 2 — Related Party Transactions

Hillandale Farms of Fla., Inc.

The Corporation purchased $2.5 million in feed from Hillandale Farms of Fla., Inc., for the four weeks ended July 30, 2005.

The Corporation purchased $11.9 million in feed from Hillandale Farms of Fla., Inc., for the fourteen weeks ended October 2, 2004.

Columbia Grain &Ingredients, Inc.

The feed purchased by the Corporation was manufactured by Hillandale Farms of Fla., Inc. Hillandale Farms of Fla., Inc. purchased most of the feed ingredients from Columbia Grain & Ingredients, Inc. Columbia Grain & Ingredients, Inc. is owned by the same shareholders that own the Corporation. The potential financial impact on Hillandale Farms, Inc. had the related parties been autonomous, has not been determined.

Notes to Financial Statements (Unaudited)
As of and for the Four Weeks Ended July 30, 2005 and
for the Fourteen Weeks Ended October 2, 2004
Hillandale Farms, Inc.

Note 2 — Related Party Transactions (concluded)

Pullet grower contracts

The Corporation entered into contracts with businesses at least partly owned by stockholders or immediate family members of stockholders. The businesses were paid for growing pullets in a manner similar to outside contract growers. The total payments to the businesses for the four weeks ending July 30, 2005 was approximately $119,308. The total payments to the businesses for the fourteen weeks ending October 2, 2004 was approximately $128 thousand.

Other related party activity

The Corporation sold approximately $86,119 in eggs and packaging to other related party businesses for the four weeks ended July 30, 2005. In addition, the Corporation purchased $433,797 in eggs from other related party businesses for the four weeks ended July 30, 2005.

The Corporation sold approximately $390 thousand in eggs and packaging to other related party businesses for the fourteen weeks ended October 2, 2004. In addition, the Corporation purchased $1.5 million in eggs from other related party businesses for the four weeks ended October 2, 2004.

Note 3 — Subsequent Events

Effective July 28, 2005, much of the balance sheet of the Corporation was transferred to a newly formed Limited Liability Company. The new entity is named Hillandale, LLC. Also, two of the four divisions of Hillandale Farms of Fla., Inc. was transferred to the new Limited Liability Company. A controlling majority of this newly formed entity will be sold to Cal-Maine Foods, Inc., which is expected to be finalized in September 2005.